                                  Exhibit 99.1

Richard Dressler
Vice President, Finance, Chief Financial Officer, and Treasurer
Voice: 860-347-8506
inquire@zygo.com

                                                           For Immediate Release
                                                           ---------------------

                ZYGO ANNOUNCES FISCAL 2004 SECOND QUARTER RESULTS

MIDDLEFIELD, CONNECTICUT (JANUARY 27, 2004).....Zygo Corporation (NASDAQ: ZIGO)

Net sales of $27.7 million for the second quarter of fiscal 2004 increased by $1.4 million, or 5%, from the comparable prior year period of $26.3 million. Net sales of $51.9 million for the first half of fiscal 2004 increased by $5.2 million, or 11%, from the comparable prior year period of $46.7 million.

For the second quarter of fiscal 2004, net sales in the semiconductor segment were $16.1 million, or 58% of total net sales, as compared with $15.6 million, or 59%, in the prior year period and net sales in the industrial segment were $11.6 million, or 42% of total net sales, as compared with $10.7 million, or 41%, in the prior year period.

For the first half of fiscal 2004, net sales in the semiconductor segment were $28.4 million, or 55% of total net sales, as compared with $26.3 million, or 56%, in the prior year period and net sales in the industrial segment were $23.5 million, or 45% of total net sales, as compared with $20.4 million, or 44%, in the prior year period.

The Company recorded earnings from continuing operations of $0.9 million, or $0.05 per share, for the second quarter of fiscal 2004, as compared with earnings from continuing operations of $0.4 million, or $0.02 per share, for the second quarter of fiscal 2003. For the first half of fiscal 2004, the Company recorded earnings from continuing operations of $0.3 million as compared with a loss from continuing operations of $0.5 million for the first half of fiscal 2003. On a per share basis, the earnings from continuing operations was $0.01 per share for the first six months of fiscal 2004 as compared with a loss from continuing operations of $0.03 per share for the first six months of fiscal 2003.

As previously announced, the Company discontinued its telecommunications TeraOptix business unit in September of 2002. The Company disposed of its equipment and is currently marketing for sale its facility located in Westborough, Massachusetts. Accordingly, the results of TeraOptix, net of tax, and charges on the disposal of the business, net of tax, have been recorded as separate line items for all periods presented on the statements of operations. All continuing operations line items presented exclude TeraOptix results.


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Including the loss from discontinued operations, the Company recorded a net loss of $1.0 million for the second quarter of fiscal 2004 as compared with net earnings of $0.2 million for the second quarter of fiscal 2003. On a per share basis, the diluted net loss was $0.05 per share for the second quarter of fiscal 2004 as compared with a diluted net earnings of $0.01 per share for the second quarter of fiscal 2003. The net loss for the second quarter of fiscal 2004 and the net earnings for the second quarter of fiscal 2003 include the loss from discontinued operations of our TeraOptix unit of $1.9 million and $0.2 million, respectively. The loss from discontinued operations during the current quarter was primarily due to the write-down of the market value of the vacant Westborough, Massachusetts facility of $1.2 million, net of tax, and the cost of exiting an interest swap agreement of $0.6 million, net of tax, related to the pay off of the mortgage debt in December 2003 ($11.0 million) on the Westborough facility.

For the first half of fiscal 2004, the Company recorded a net loss of $1.8 million as compared with a net loss of $11.7 million for the first half of fiscal 2003. On a diluted per share basis, the net loss was $0.10 per share for the first six months of fiscal 2004 as compared with a net loss of $0.67 per share for the first six months of fiscal 2003. The net loss for the first six months of fiscal 2004 and the net loss for the first six months of fiscal 2003 include the loss from discontinued operations of our TeraOptix unit of $2.1 million and $11.3 million, respectively.

Gross profit for the second quarter of fiscal 2004 totaled $10.4 million, an increase of $1.4 million, or 16%, from $9.0 million in the second quarter of fiscal 2003. Gross profit as a percentage of sales for the second quarters of fiscal 2004 and fiscal 2003 was 38% and 34%, respectively. The increase in gross profit as a percentage of sales was primarily due to a change in product mix to more highly profitable products during this quarter. Gross profit for the first half of fiscal 2004 totaled $18.2 million, an increase of $1.8 million, or 11%, from $16.4 million in the first half of fiscal 2003. Gross profit as a percentage of sales for both the first half of fiscal 2004 and fiscal 2003 was 35%. Gross profit included $1.0 million and $1.8 million for the second quarter of fiscal 2004 and first half of fiscal 2004, respectively, from a development services agreement.

Research, development, and engineering expenses ("R&D") for the second quarter of fiscal 2004 totaled $3.3 million, an increase of $0.1 million, or 3%, from $3.2 million in the comparable prior year period. R&D for the first half of fiscal 2004 totaled $6.6 million, an increase of $0.4 million, or 6%, from $6.2 million in the comparable prior year period. The increase was primarily due to costs associated with our Zygo Applied Optics group in Southern California, which commenced operations in the second half of fiscal 2003.

Backlog at December 26, 2003 totaled $45.8 million, an increase of $8.7 million, or 23%, from $37.1 million at September 26, 2003. Backlog at December 26, 2003, decreased $1.0 million, or 2%, from $46.8 million at December 27, 2002. Orders for the second quarter of fiscal 2004 totaled $36.4 million. Orders by segment for the second quarter of fiscal 2004 consisted of $20.1 million, or 55%, in the semiconductor segment and $16.3 million, or 48%, in the industrial segment.

The Company maintained cash, cash equivalents, and marketable securities at December 26, 2003 totaling $36.4 million compared with $48.5 million at September 26, 2003. The decrease of $12.1


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million was due to the pay off of the Westborough facility mortgage and the related swap agreement.

Management's View

The bookings achieved in both the semiconductor and industrial segments of the Company for the second quarter of fiscal 2004 are extremely encouraging. Bookings in the semiconductor segment were $20.1 million, up 21% over the first quarter of fiscal 2004, supported by flat panel metrology and lithography related optics orders. Bookings for the industrial segment were $16.3 million, up 117% over the first quarter of fiscal 2004 with strong bookings in the defense and aerospace markets for optics and optomechanical assemblies. This was the Company's best quarter for total bookings since the third quarter of our 2001 fiscal year. All regions exhibited strength, with the exception of Europe, where capital spending continues to be slow. The industry forecasts show increasing strength in calendar 2004 for capital spending in the semiconductor market, which has traditionally been a positive indicator for our business.

Our net sales for the second quarter and first half of fiscal 2004 included $3.9 million and $8.3 million, respectively, from a development services agreement. This agreement will be substantially complete by June 2004. At the request of our customer for the development services agreement, we are presently negotiating the terms of a follow-on contract.

ZYGO's teleconference to discuss the results of the second quarter of fiscal 2004 will be held at 6 PM Eastern Standard Time on January 27, 2004 and can be accessed by dialing 888-674-1998. This call is web cast live on ZYGO's web site at www.zygo.com. The call may also be accessed for 30 days following the teleconference.

Zygo Corporation (NASDAQ: ZIGO), headquartered in Middlefield, Connecticut, is a worldwide supplier of optical metrology instruments, precision optics, and electro-optical design and manufacturing services, serving customers in the semiconductor capital equipment and defense/aerospace industries. See ZYGO's web site at www.zygo.com for additional information.

All statements other than statements of historical fact included in this news release regarding our financial position, business strategy, plans, anticipated growth rates, and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements are intended to provide management's current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plans," "strategy," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending in the semiconductor industry, fluctuations in net sales to our major customer, manufacturing and supplier risks, dependence on new product development, rapid technological and market change, international operations, dependence on proprietary technology and key personnel, length of the sales cycle, environmental regulations, and changes in expected costs of discontinued operations. Further information on potential factors that could affect Zygo Corporation's business is described in our reports on file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2003.


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                        Zygo Corporation and Subsidiaries
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)

Net sales                                          $27,654   $26,310   $51,901   $ 46,719
Cost of goods sold                                  17,267    17,315    33,737     30,358
                                                   -------   -------   -------   --------
   Gross profit                                     10,387     8,995    18,164     16,361

Selling, general, and administrative expenses        5,606     5,294    11,444     10,858
Research, development, and engineering expenses      3,310     3,188     6,619      6,186
                                                   -------   -------   -------   --------
   Operating profit (loss)                           1,471       513       101       (683)

Other income, net                                      245       265       494        325
                                                   -------   -------   -------   --------
   Earnings (loss) from continuing operations
      before income taxes and minority interest      1,716       778       595       (358)

Income tax (expense) benefit                          (674)     (301)     (226)       131
Minority interest, net of tax                         (114)      (87)     (104)      (231)
                                                   -------   -------   -------   --------
   Earnings (loss) from continuing operations          928       390       265       (458)
                                                   -------   -------   -------   --------

Discontinued TeraOptix operations, net of tax         (719)     (462)     (881)    (2,144)
Charges on the disposal of TeraOptix, net of tax    (1,193)      234    (1,193)    (9,118)
                                                   -------   -------   -------   --------
   Loss from discontinued operations                (1,912)     (228)   (2,074)   (11,262)
                                                   -------   -------   -------   --------
Net earnings (loss)                                $  (984)  $   162   $(1,809)  $(11,720)
                                                   =======   =======   =======   ========

Basic - Earnings (loss) per share:
   Continuing operations                           $  0.05   $  0.02   $  0.01   $  (0.03)
                                                   =======   =======   =======   ========
   Discontinued operations                         $ (0.10)  $ (0.01)  $ (0.11)  $  (0.64)
                                                   =======   =======   =======   ========
   Net earnings (loss)                             $ (0.05)  $  0.01   $ (0.10)  $  (0.67)
                                                   =======   =======   =======   ========
Diluted - Earnings (loss) per share:
   Continuing operations                           $  0.05   $  0.02   $  0.01   $  (0.03)
                                                   =======   =======   =======   ========
   Discontinued operations                         $ (0.10)  $ (0.01)  $ (0.11)  $  (0.64)
                                                   =======   =======   =======   ========
   Net earnings (loss)                             $ (0.05)  $  0.01   $ (0.10)  $  (0.67)
                                                   =======   =======   =======   ========

Weighted average number of shares:
   Basic shares                                     17,785    17,511    17,732     17,510
                                                   =======   =======   =======   ========
   Diluted shares                                   18,355    17,706    18,163     17,510
                                                   =======   =======   =======   ========


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


                        Zygo Corporation and Subsidiaries
                      Condensed Consolidated Balance Sheets
                                   (Unaudited)

(Thousands of dollars)                             Dec. 26, 2003   June 30, 2003
                                                   -------------   -------------
Assets
Current assets:
   Cash and cash equivalents                          $ 21,960        $ 31,209
   Marketable securities                                 7,682          14,929
   Receivables                                          18,502          12,868
   Inventories                                          21,348          18,444
   Prepaid expenses                                      1,223           1,791
   Deferred income taxes                                 5,701           5,179
   Assets from discontinued unit held for sale           9,595          11,899
                                                      --------        --------
      Total current assets                              86,011          96,319

Marketable securities                                    6,799           6,712
Property, plant, and equipment, net                     26,870          26,648
Deferred income taxes                                   29,049          26,364
Intangible assets, net                                   4,725           4,464
Other assets                                             1,183             561
                                                      --------        --------
Total assets                                          $154,637        $161,068
                                                      ========        ========

Liabilities and Stockholders' Equity
Current liabilities:
   Current portion of long-term debt                  $     --        $ 11,374
   Payables                                             11,296           5,254
   Accrued expenses and progress payments                8,578          11,060
   Income taxes payable                                  1,631           1,750
                                                      --------        --------
      Total current liabilities                         21,505          29,438

Other long term liabilities                                434             609
Minority interest                                        1,030           1,161
Stockholders' equity                                   131,668         129,860
                                                      --------        --------
Total liabilities and stockholders' equity            $154,637        $161,068
                                                      ========        ========


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